EXHIBIT 11.1

Consent of Independent Registered Public Accounting Firm

Prager Metis CPAs LLP ___________ 2381 ROSECRANS AVENUE SUITE 350 EL SEGUNDO, CA 90245 T 310.207.2220 F 310.207.0556 www.pragermetis.com

We consent to the use, in this Form 1-K Annual Report to the Offering Statement of Med-X, Inc., a Nevada corporation, of our report dated April 28, 2021 on our audits of the balance sheet of Med- X, Inc., as of December 31, 2020 and 2019 and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2020 and 2019; and the reference to us under the caption “Financial Statements.”

April 28, 2021

El Segundo, California